Exhibit 10.28

01/27/2023

Sonu Mittal
*address redacted*
Dear Sonu,
Congratulations!
On behalf of the hiring team at Freddie Mac, I am pleased to extend this offer of employment to you for the position of Senior Vice President - Single Family Acquisitions, effective on a mutually agreed upon start date, reporting to Michael Hutchins, our President.
Since 1970, we’ve made home ownership and rental housing more accessible and affordable for more people across the nation. Our promise to seller/servicers, homeowners, renters, investors, and the American taxpayer is simple: we will build a better Freddie Mac and a better housing finance system. It’s a big promise, but one we’ve repeatedly delivered on.
As we look to the future, we need leaders who can continue positioning Freddie Mac as a competitive, innovative force in the industry. With your skills and experiences, you are the right leader, right now, to help us execute on our mission for our customers and win in the commercial marketplace.
Below is an outline of the terms and conditions of your employment with us, including your compensation and benefits, which have been approved by the Compensation & Human Capital Committee of the Board of Directors and The Federal Housing Finance Agency (the “FHFA”). In addition, the Nominating and Governance Committee of the Board of Directors has reviewed potential conflicts of interest and has approved your employment pending your execution of a conflicts of interest mitigation plan to be provided by the Ethics Office. Finally, we have completed to our satisfaction a review of potential Related Party Transactions and your background check.
Compensation:
Your target total direct compensation (“Target TDC”) will be $2,000,000, which will be pro-rated in the first calendar year of employment based on your date of hire. Your Target TDC will consist of two components – Base Salary and Deferred Salary – that are both paid in cash and are summarized below.
Base Salary – The annualized amount of your Base Salary will be $500,000.
Deferred Salary – The annualized amount of your Deferred Salary will be $1,500,000 and is comprised of two components noted below.

Sonu Mittal
01/27/2023

◦At-Risk Deferred Salary – This portion of your Deferred Salary is equal to thirty percent (30%) of your Target TDC, or $600,000, up to half of which may be reduced based on the company’s performance against objectives established by FHFA and up to half of which may be reduced based on both the company’s performance against corporate objectives and your performance against individual objectives. At-Risk Deferred Salary earned in each quarter will be paid on the last regular pay date in the corresponding quarter of the second calendar year following the quarter in which it was earned.
◦Fixed Deferred Salary – This portion of your Deferred Salary is equal to your Target TDC less your Base Salary and At-Risk Deferred Salary and is equal to $900,000. Fixed Deferred Salary earned in each quarter will be paid on the last regular pay date in the corresponding quarter of the following calendar year.
Your compensation is governed by the Executive Management Compensation Program (“ECMP”). To participate in the ECMP you must agree to the terms of the ECMP Document, which outlines the terms and conditions of the compensation program for senior officers.
Cash Award:

In consideration of your acceptance of this offer and beginning employment with Freddie Mac, you will receive a cash award that will be paid in multiple installments, as detailed below. The cash award is not considered “compensation” for purposes of our tax qualified Thrift/401(k) Savings Plan or our non-qualified Supplemental Executive Retirement Plan (“SERP”).
If your last day of employment at your current employer is prior to the payout/grant of the 2022 variable compensation under your current employer’s Annual Incentive Program, which is anticipated to occur in February 2023, the aggregate Freddie Mac cash award will be $1,200,000 and will be paid on the following schedule:
1.$567,000 will be paid within thirty (30) days of your start date
2.$455,000 will be paid within thirty (30) days of your 1st year anniversary
3.$110,000 will be paid within thirty (30) days of your 2nd year anniversary
4.$68,000 will be paid within thirty (30) days of your 3rd year anniversary

If your last day of employment at your current employer is after the payout of the cash portion of the 2022 variable compensation under your current employer’s Annual Incentive Program, Freddie Mac’s First Payment of the cash award will be reduced by the actual amount of the cash paid for the 2022 variable compensation under your current employer’s Annual Incentive Program, up to a maximum reduction of $409,000.
If your last day of employment at your current employer is after the vesting/distribution date for your outstanding equity grants that were granted in 2020, 2021, and 2022 and are scheduled to vest/distribute in March 2023, the aggregate Freddie Mac’s First Payment of the cash award will further be reduced by $158,000.

Sonu Mittal
01/27/2023

Prior to Freddie Mac making the cash award payment, you agree to provide Freddie Mac with documentation requested to evidence: (i) if you received or did not receive a payout of your 2022 variable compensation under your current employer’s Annual Incentive Program; (ii) if you vested/were distributed or did not vest/were not distributed outstanding equity grants; and (iii) any other documentation that Freddie Mac requests as additional evidence to support the amounts to be paid for your Cash Award.
In the event your employment with Freddie Mac terminates, any unpaid installment of the above indicated Cash Award will be paid unless your employment terminates due to a “Termination Event”, in which case, any unpaid installment(s) will be forfeited. A “Termination Event” is when any of the following occur:
•You voluntarily resign from your employment;
•Freddie Mac terminates your employment due to:
◦The occurrence of any of the Forfeiture Events described in the Recapture and Forfeiture Agreement;
◦Significant misconduct, chronic unexcused absenteeism, disruptive behavior, refusal to perform assigned duties, or other lack of good faith efforts to perform assigned duties to the best of your ability;
◦You being substantially responsible for the insolvency or troubled condition of Freddie Mac; or
◦Your failure to meet a condition of employment

If your employment terminates due to a Termination Event, any Cash Award installment paid within one year of the Termination Event shall be subject to repayment.
In the event any installment of the Cash Award is subject to repayment, you agree to repay to Freddie Mac the gross amount within 30 calendar days following your termination date. You further agree and authorize Freddie Mac to withhold any unpaid repayment amount from any outstanding Deferred Salary. You understand and agree that you will pay any and all of Freddie Mac’s reasonable expenses, including attorney’s fees and other costs, incurred in its obtaining repayment and collection of any unpaid repayment amount.
Benefits:
Our stage-in-life benefits and wellness offerings are some of the best in the industry and are customizable for you to meet the unique needs of you and your family—whether at work or at home, on the job or off. The medical, dental and vision benefits you elect will become effective on the first day of the month after your first day of employment.
During your new hire orientation, we will provide an overview of our comprehensive offerings that you can take advantage of during your career with us.

Sonu Mittal
01/27/2023

Administration:
As discussed, our background check partners, Mintz Group and Sterling Talent Solutions, have completed the following series of verifications:
•Verified the information you provided on your application
•Completed a formal background check, including drug screening.
•Korn Ferry has conducted professional references.
General Terms and Conditions:
Expected Work Schedule
Freddie Mac expects that you will be in the McLean, VA Headquarters on a weekly basis during the first three (3) to six (6) months of your employment to facilitate a learning immersion, foster relationship building, and team development. We anticipate that you will travel to the McLean, VA Headquarters monthly and/or as needed beyond the initial six (6) months and will otherwise report to the Dallas, TX Office. Freddie Mac expects that you will be highly visible in the market, engaging with lenders/seller community.
Restrictive Covenant and Confidentiality Agreement
The terms of your compensation provided in this letter are contingent upon your agreement to be bound by the terms of the Restrictive Covenant and Confidentiality Agreement, which describes post-employment, non-competition and non-recruitment restrictions as well as restrictions concerning treatment of confidential information.
Recapture and Forfeiture Agreement
The terms of your compensation provided in this letter are also contingent upon your agreement to be bound by the terms of the enclosed Recapture and Forfeiture Agreement, which describes the circumstances under which certain compensation is subject to repayment and/or forfeiture.
FHFA’s Review and Approval Authority
The terms and conditions of your compensation remain subject to approval by FHFA. Notwithstanding such approval and any provision of this letter, you acknowledge and understand that any compensation paid or to be paid during or after your employment remains subject to any withholding, escrow or prohibition consistent with FHFA’s authority pursuant to the Federal Home Loan Corporation Act, as amended, or the Federal Housing Enterprise Financial Safety and Soundness Act of 1992, as amended.
Outside Activities and Family Member Activities
During your employment with us, you agree to devote substantially all your time, attention, energies to our business, and to not be engaged in any other business activity unless permitted under our Outside Activities and Family Member Activities policy. This restriction will not prevent you from devoting a reasonable amount of time to charitable or public interest activities or from making passive investments of your assets in such form or manner as you desire, consistent with Freddie Mac’s Personal Investments Policy, and except as provided herein.

Sonu Mittal
01/27/2023

Employment At-Will
Executive’s employment with the Company shall be "at-will" and not for a fixed term. Executive understands and acknowledges that no statement, whether written or verbal, by the Company or any of its officers, employees or representatives may in any way modify, alter, or change the "at-will" nature of Executive's employment by the Company. Executive and the Company each retains the right to terminate Executive’s employment at any time, for any reason or no reason.
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During your review of this letter, Freddie Mac expects that you have had the opportunity to consult and receive assistance from appropriate advisors, including legal, tax, and financial advisors.
This letter shall be construed, and the rights and obligations herein determined, exclusively in accordance with the substantive law of the Commonwealth of Virginia, excluding provisions of Virginia law concerning choice-of-law that would result in the law of any state other than Virginia being applied.
Please confirm that the terms and conditions in this letter conform to your understanding by returning a signed copy of this letter as well as copies of the EMCP, the Recapture and Forfeiture Agreement and the Restrictive Covenant and Confidentiality Agreement.
Sonu, I look forward to having you join the team during this exciting time as we continue making home possible for our customers.
Sincerely,
Michele Espada
VP, Talent

Full Name:	Sonu Mittal
Sign Here:	/s/ Sonu Mittal	Date Signed:	1/30/2023

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